JONES, WALKER                         EXHIBIT 5
                         Waechter, Poitevent
                     Carre`re & Dene`gre, L.L.P.

                        September 22, 1998



Trico Marine Services, Inc.
250 North American Court
Houma, Louisiana 70363

     RE:  Trico Marine Services, Inc.
          Registration Statement on Form S-4
          $280,000,000 aggregate principal amount of
          8 1/2 % Series G Senior Notes due 2005 and Guarantees

Gentlemen:

     We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Trico Marine Services, Inc. (the "Company"), Trico Marine Assets, Inc. ("Assets"), Trico Marine Operators, Inc. ("Operators"), Trico Marine International Holdings B.V. ("International"), Saevik Supply ASA ("Saevik Supply") and Saevik Shipping AS ("Saevik Shipping," and together with Assets, Operators, International and Saevik Supply, the "Guarantors") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") on the date hereof with respect to the Company's offer to exchange (the "Exchange Offer") up to $280 million aggregate principal amount of the Company's 8 1/2 % Series G Senior Nates due 2005 (the "New Notes") for a like principal amount of the Company's 8 1/2 % Senior Notes due 2005, Series A, B, D and F (the "Old Notes"). The Guarantors will guarantee (the "Guarantees") the New Notes on a senior unsecured basis. The New Notes and Guarantees will be offered under an Indenture dated as of September 22, 1998 (the "Indenture"), by and among the Company, the Guarantors and Chase Bank of Texas, National Association, as trustee, that will be executed and delivered by the parties thereto in the form filed as an exhibit to the Registration Statement.

     In so acting, we have examined originals, or photostatic or certified copies, of the Indenture, the form of the New Notes and such records of the Company and the Guarantors, certificates of officers of the Company and the Guarantors and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, that the Indenture will be executed and delivered by the parties thereto, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. When (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

     2. When (i) the New Notes upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of the New Notes issuable by each Guarantor upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of such Guarantor, enforceable against it in accordance with their terms, subject to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or similar law affecting the rights of creditors generally and general principles of equity and will be entitled to the benefits of the Indenture.

     The foregoing opinion is limited in all respects to the laws of the States of New York, Delaware and Louisiana and federal laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the opinion expressed above as to the Guarantees of the New Notes (other than Guarantees issued by Guarantors incorporated in Louisiana or Delaware), we have assumed for purposes of rendering such opinion that the laws of the respective jurisdictions of incorporation or organization of the Guarantors are identical in all respects to the laws of the State of New York.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,


                              /s/ Jones, Walker, Waechter, Poitevent,
                                      Carrere & Denegre, L.L.P.
                              JONES, WALKER, WAECHTER, POITEVENT,
                                    CARRERE & DENE`GRE, L.L.P.

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